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                         FOR IMMEDIATE RELEASE



CONTACT:

Tony Fernandes
State Street Corporation
617-662-2965



     THE TAIWAN FUND, INC. ANNOUNCES ELECTION OF TWO NEW DIRECTORS


NEW YORK, New York, May 10, 2007 --- The Taiwan Fund, Inc. (NYSE:
TWN), announced the election of two new members of its Board of Directors. Messrs. Michael F. Holland and Bing Shen were elected to the Board of Directors at a meeting held on April 23, 2007. During that same meeting, Messrs. Shao-Yu Wang and Blair Pickerell resigned as Directors of the Fund.

Mr. Holland is the Chairman of Holland & Company, LLC, a New York based investment manager, having previously served as Vice Chairman of Oppenheimer & Co. Mr. Shen is a Supervisor of CTCI Corporation in Taipei, Taiwan and also serves as the Chairman of the Audit Committee of the Board of Directors of CTCI Corporation, having previously served as President of CDIB & Partners Investment Holding Corporation and Executive Vice President of China Development Industrial Bank.

Mr. Wang resigned after serving on the Board of Directors since the inception of the Fund in 1985. The Board of Directors expresses its gratitude to Mr. Wang for his many years of excellent service to the Fund. Mr. Pickerell recently announced his pending resignation as Chairman of HSBC Investments (Taiwan) Limited, the Taiwan Fund's Investment Manager. The Board of Directors also notes its appreciation for Mr. Pickerell's contributions to the Fund.

The Taiwan Fund, Inc. is a diversified, closed-end management investment company which seeks long-term capital appreciation primarily through investment in equity securities listed on the Taiwan Stock Exchange. Shares of the Fund are listed on the New York Stock Exchange with the ticker symbol "TWN".

For additional information on the Fund, including information on the Fund's holdings, please call 1-800-636-9242 or visit the Fund's website at WWW.THETAIWANFUND.COM.







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